UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

THE HACKETT GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

March 22, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) to be held on May 2, 2018, at 2:00 p.m. (local time) at the InterContinental Buckhead 3315 Peachtree Rd, Atlanta, Georgia, in the Hope meeting room.

At this meeting you will be asked to:

•	vote for the election of the directors identified in the accompanying proxy statement;
•	hold an advisory vote on executive compensation; and
•	ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2018.

These matters are discussed in detail in the accompanying proxy statement.

It is important that your shares be represented at the meeting whether or not you plan to attend. Included with these soliciting materials is a proxy card for voting, an envelope with postage prepaid in which to return your proxy, instructions for voting by telephone or on the Internet and our 2017 Annual Report to Shareholders.

On or about March 23, 2018, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2017 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

We look forward to receiving your vote and seeing you at the meeting.

Sincerely,

Ted A. Fernandez
Chairman and Chief Executive Officer

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON May 2, 2018

The 2018 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) will be held on May 2, 2018, at 2:00 p.m. (local time) at the InterContinental Buckhead 3315 Peachtree Rd, Atlanta, Georgia, in the Hope meeting room, for the following purposes:

1.	to elect to the Board of Directors the directors identified in the accompanying proxy statement;
2.	to hold an advisory vote on executive compensation;
3.	to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2018; and
4.	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 2018 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the Company’s shareholders entitled to vote at the annual meeting will be open to examination by any shareholder for any purpose related to the meeting during ordinary business hours for the ten days prior to the annual meeting at the Company’s offices, as well as on May 2, 2018 at the location of the annual meeting. All shareholders are cordially invited to attend the annual meeting.

On or about March 23, 2018, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2017 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

By Order of the Board of Directors,

Frank A. Zomerfeld
Secretary

Miami, Florida
March 22, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2018: The Hackett Group, Inc.’s Proxy Statement and 2017 Annual Report are available at www.edocumentview.com/hckt.

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you are receiving this document via U.S. mail, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. If you are receiving this document via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via U.S. mail. You may, if you wish, revoke your proxy at any time before it is voted by submitting to the Secretary of the Company, Frank A. Zomerfeld, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

TABLE OF CONTENTS

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES	1
PROPOSAL 1 ELECTION OF DIRECTORS	4
General	4
Nominees	5
Continuing Directors	6
Other Executive Officer	7
Corporate Governance and Other Matters	7
Audit Committee	9
Compensation Committee	9
Nominating and Corporate Governance Committee	10
Other Matters	12
COMPENSATION COMMITTEE REPORT	13
COMPENSATION DISCUSSION AND ANALYSIS	14
Overview of Compensation Philosophy and Objectives	14
The Elements of Executive Compensation at the Company	15
Role of Consultants	18
Shareholder “Say on Pay” Vote	18
Executive Compensation Decisions for 2017	18
Executive Compensation Decisions for 2018	19
Timing of Equity Incentive Plan Awards and Discretionary Equity Awards	19
Tax and Accounting Considerations and Compensation Deductibility Policy	19
Compensation Recovery	20
SUMMARY COMPENSATION TABLE	21
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2017	22
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	24
OPTION EXERCISES AND STOCK VESTED (During fiscal year-ended December 29, 2017)	26
Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	29
DIRECTOR COMPENSATION	32
OUTSTANDING DIRECTOR EQUITY AWARDS AT 2017 FISCAL YEAR-END	33
Compensation Committee Interlocks	33
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	34
REPORT OF THE AUDIT COMMITTEE	36
PROPOSAL 3 TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2018	38
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	40
Review, Approval or Ratification of Related Person Transactions	40
BENEFICIAL OWNERSHIP OF COMMON STOCK	41
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2019	44
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	45
OTHER BUSINESS TO BE TRANSACTED	46

i

THE HACKETT GROUP, INC.
1001 Brickell Bay Drive, 30th Floor
Miami, Florida 33131

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2018

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This proxy statement and the accompanying notice of annual meeting and proxy card are being furnished and made available, on or about March 23, 2018, to the shareholders of The Hackett Group, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2018 Annual Meeting of Shareholders to be held on May 2, 2018 at 2:00 p.m. (local time) at the InterContinental Buckhead 3315 Peachtree Rd, Atlanta, Georgia in the Hope meeting room and any postponement or adjournment thereof.

If the form of proxy enclosed or provided via the Internet is properly executed and returned to the Company, or voted via telephone or the Internet in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions thereon or submitted via the telephone or Internet.

The Board recommends that you vote:

•	“FOR” Proposal 1 to elect the Board’s nominees for directors;
•	“FOR” Proposal 2 to approve, in an advisory vote, the Company’s executive compensation;
•	“FOR” Proposal 3 to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2018.

Executed but unmarked proxies submitted to the Company will be voted in accordance with the Board’s recommendations.

If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the annual meeting.

On or about March 23, 2018, the Company is mailing to its shareholders a notice containing instructions on how to access this Proxy Statement and the Company’s 2017 Annual Report and to vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. Shareholders receiving this document and accompanying proxy card and annual report via the Internet may submit their proxies by telephone or through the Internet as instructed in the notice delivered via U.S. mail. Shareholders receiving this document and accompanying proxy card via U.S. mail may submit a signed proxy card or they may submit their proxy by telephone or through the Internet as instructed on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders that hold their shares through a broker, nominee, fiduciary or other custodian. If your shares are held in this manner, please check your proxy card or contact your broker, nominee, fiduciary or other custodian to determine whether you will be able to vote by telephone or through the Internet.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the annual meeting consist of shares of the Company’s common stock. Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on March 15, 2018 has been fixed by the Board as the record date (the “Record Date”) for determination of shareholders entitled to vote at the annual meeting. On the Record Date, 29,244,844, shares of common stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the annual meeting. Shares can be voted only if the shareholder is present in person or represented by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card or in the notice mailed to you.

Assuming the presence of a quorum at the annual meeting, the following voting standards will apply to the various proposals:

•

In the absence of a contested election, pursuant to the majority voting provisions of our bylaws, the Board’s nominees for directors will be elected only if the votes cast for such nominees’ election exceed the votes cast against such nominees’ election. For more information regarding the majority voting provisions of the Bylaws, see “Proposal 1—Election of Directors” on page 4 of this proxy statement.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the proposal on executive compensation in Proposal 2. Proposal 2 is an advisory vote, which means that it is not binding on the Company. However, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2018 in Proposal 3.

Abstentions and broker non-votes will be treated as shares that are present in person or represented by proxy at the meeting and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not have any effect on the approval of Proposal 1. Because abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote, abstentions will have the same effect as a vote “against” Proposals 2 and 3. Broker non-votes will not have any effect on the approval of Proposals 2 or 3.

The presence of a shareholder at the annual meeting will not automatically revoke the shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE BOARD NOMINEES AND FOR THE APPROVAL OF PROPOSALS 2 AND 3.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s articles of incorporation provide that the Board shall consist of no fewer than five directors and no more than fifteen directors. The Company’s bylaws provide that the number of directors, within such limits, shall be determined by resolution of the Board. The Board currently is composed of six directors. The Board is divided into three classes. One class is elected each year for a term of three years.

Two directors will be elected at the annual meeting. The Board has nominated David N. Dungan and Richard N. Hamlin, each existing directors, for the positions. If elected, Messrs. Dungan and Hamlin will each serve a three-year term expiring at the annual meeting in 2021. You can find more information about Messrs. Dungan and Hamlin below.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy for the election of the nominees. The Board believes that the nominees will stand for election and will serve if elected. However, if any nominee fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person as the Board may recommend.

In the absence of a contested election, pursuant to the majority voting provisions in our bylaws, the Board’s nominees for director will be elected only if the votes cast for each such nominee’s election exceed the votes cast against each such nominee’s election. If the majority vote requirement applies and a nominee who currently is serving as a director is not re-elected, our bylaws provide that he or she must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider such resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject any such tendered resignation within 90 days after certification of the election results and will publicly disclose its decision and the rationale therefor. If the resignation is not accepted, the director will continue to serve until his or her successor is elected and qualified, until there is a decrease in the number of directors, or until the director’s earlier resignation or removal. The majority voting provisions apply only to elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. DUNGAN AND HAMLIN AS DIRECTORS.

Information as to the Nominees and Continuing Directors

The following table sets forth certain information regarding the Board’s nominees for election as directors and those directors who will continue to serve as such after the annual meeting.

Name	Age (1)	Director Since (2)	Position held with the Company	Term Expires
NOMINEES
David N. Dungan	64	2000	Vice Chairman and Chief Operating Officer	2018
Richard N. Hamlin(3)	70	2003		2018
CONTINUING DIRECTORS
Ted A. Fernandez	61	1997	Chairman and Chief Executive Officer	2019
Robert A. Rivero(3)	76	2016		2019
Alan T.G. Wix(3)	76	1999		2019
John R. Harris(3)	70	2006		2020

(1)	The ages shown are as of March 15, 2018.
(2)	The dates shown reflect the year in which these persons were first elected or appointed as directors.
(3)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees.

The principal occupations and other public company directorships for the past five years or more of the nominees for director and the four directors whose terms of office will continue after the annual meeting are set forth below. Specific experience, qualifications, attributes and skills that the Board believes qualify each current director, including director nominees, for his position on the Board are also summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each director.

Nominees

David N. Dungan is a founder of the Company, along with Mr. Fernandez. He served as a Managing Director from the Company’s inception until March 2000 when he became a director and was named Chief Operating Officer (“COO”). Mr. Dungan was named Vice Chairman in February of 2006. Mr. Dungan provides the Board with broad financial and operational experience managing and leading a professional services firm focused on business consulting. Prior to founding the Company, Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of the Strategic Services Consulting Division of KPMG LLP (“KPMG”) from May 1994 to February 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with that firm.

Richard N. Hamlin is a consultant and investor. He served as the Chief Financial Officer of CommerceQuest, Inc. from July 2002 to August 2003. He provides the Board with extensive financial and accounting experience gained over a more than thirty-year career as a Certified Public Accountant at KPMG. Mr. Hamlin served as a partner of KPMG for twenty-one years, which included service on KPMG’s board of directors from 1994 to 1998, and later became a partner of KPMG Consulting. Mr. Hamlin’s work experience provides additional depth of capability to the Audit Committee. Mr. Hamlin is designated an “audit committee financial expert” as defined by regulations of the Securities and Exchange

Commission (the “SEC”). Mr. Hamlin also possesses a history of participation on a public company board as a former member of the board of directors and Chairman of the Audit Committee of eTelecare Global Solutions. Mr. Hamlin provides operational perspective from outside of the business consulting industry, having served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad, from October 2007 through November 2008.

Continuing Directors

Ted A. Fernandez founded the Company in 1997 based on a strategy he developed from his extensive history in the professional services industry, which included an eighteen-year career with KPMG from 1979 to 1994, Mr. Fernandez held several industry executive and client service positions with KPMG. His career at KPMG culminated in the role of the National Managing Partner of KPMG’s Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. He brings an in-depth knowledge of the professional services industry, especially business consulting, and organizational leadership within that industry. He also provides extensive financial and accounting experience to the Board. Mr. Fernandez provides the Board with day to day knowledge of the Company’s business and markets. He also provides broad and deep experience with strategic plan development and execution. Mr. Fernandez has served as the Chairman of the Board and Chief Executive Officer (“CEO”) since founding the Company.

Robert A. Rivero held numerous operating management positions with KPMG from 1965 to 1999 as a Senior Managing Partner of KPMG where he held positions ranging from Office Managing Partner, Regional Partner in Charge and ultimately, National Senior Partner in Charge, leading nine different business units (both domestic and overseas). Mr. Rivero is the Chief Executive Officer of RAR Management Services, LLC which provides advisory services to CEOs, assists companies in the development and implementation of strategic action plans for growth and profitability, and provides solutions to international business operating challenges. The Company benefits from Mr. Rivero’s broad experience base within the professional services industry. He also brings additional in-depth knowledge of financial and accounting experience to the Board. With experience advising senior executives of large international companies and having lived and managed operations in Europe, Latin America & Southeast Asia, Mr. Rivero’s knowledge of international markets is a valuable asset to the Board.

Alan T.G. Wix is a Director of BDC Partnership Ltd. Mr. Wix was the Chairman of Fiva Marketing, Ltd. from April 2003 to December 2008. Mr. Wix served as the Chairman of the Board of Farsight PLC from April 1999 until June 2005. Mr. Wix served as the Chief Executive Officer of Farsight PLC from April 1999 until June 2002. Mr. Wix brings to the Board an extensive history of senior executive leadership at a major financial institution, having retired in August 1998 as Managing Director Core IT Development of Lloyds TSB, a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds TSB. Prior to being elevated to that position, Mr. Wix held a variety of positions within the information systems division of Lloyds TSB. He has in-depth operational experience leading a significant division of an institution with global reach. He also has extensive experience as a purchaser of technology and business consulting services, and, as such, provides perspective on customer experience. Mr. Wix is a native of the United Kingdom and spent his professional career in the United Kingdom. He continues to make his home there. His knowledge of the European marketplace provides valuable international perspective to the Board.

John R. Harris is Chairman of HIFU Prostate Cancer Services, Inc. a leading provider of non-invasive high intensity ultrasound treatment for localized prostate cancer. Mr. Harris served as a part time operating partner and investor with glendonTodd Capital and was Chief Executive Officer of Chemical Information Services, a company which provides information services to chemical sourcing professionals from February 2011 to January 2017. He has in-depth experience in public company operations and management, having served as the former President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris served in these roles from February 2006 until October 2009. Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. From September 1999 to September 2001, he served as Chairman and Chief Executive Officer of Ztango, Inc. Mr. Harris has an extensive history of senior executive leadership positions and board participation in the information technology, media, telecommunications and outsourcing industries. Mr. Harris spent twenty-five years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries. He also served as EDS’s Corporate Vice President, Marketing & Strategy. Mr. Harris provides significant public company board experience through his prior service on the boards of, and as an advisor to, companies including BancTec, Applied Graphic Technologies, Genuity, CapRock Communications, Startek, Premier Global and Sizmek (formerly DG Fast Channel). He continues to provide additional operational perspective through his participation as a director of Mobivity Holdings Corp.

Other Executive Officer

The principal occupation during the past five years or more of the Company’s other executive officer is set forth below.

Robert A. Ramirez, 51, is the Company’s Executive Vice President, Finance and Chief Financial Officer (“CFO”), a position he has held since August 2007. Mr. Ramirez served as Corporate Controller of the Company from July 2006 through July 2007. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005.

Corporate Governance and Other Matters

Board Composition

The Board consists of six members, four of whom are considered “independent directors” under the listing standards of the NASDAQ Stock Market (“NASDAQ”). The Company’s independent directors are Richard N. Hamlin, John R. Harris, Robert A. Rivero and Alan T.G. Wix. The Board currently has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer have been unified since the Company was founded, and the Board believes that the unification of those roles remains appropriate for the Company at this time. The Board believes that its leadership structure both (1) demonstrates to its employees, clients and shareholders that the Company is under strong leadership with a single person setting the tone and having primary responsibility for managing its operations, and (2) provides an effective connection between management’s role of identifying, assessing and managing risks and the Board’s role of risk oversight. The Board believes that Mr. Fernandez has an in-depth knowledge of the issues, opportunities and challenges that the Company faces, and therefore that he is best positioned to develop agendas and highlight issues that ensure that the Board’s time and attention are focused on the most critical matters impacting the Company. The Board has not appointed a “lead” director. The Board believes that its current structure with four of its six members being independent and with each of its standing committees being chaired by and consisting entirely of independent directors, provides effective independent director oversight of the Company’s operations. The Board recognizes that different board leadership structures may be appropriate for companies in different situations, and understands that no structure is appropriate for all companies. While the Board intends to review the appropriate leadership structure for the Company from time to time, the Board believes that the Company has been, and continues to be, well-served by its current leadership structure.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s management of the significant risks facing the business, including properly safeguarding the Company’s assets, maintaining appropriate financial and other internal controls, complying with applicable laws and regulations, and implementing proper corporate governance practices. Risks are considered in all business decisions and in connection with the development of the Company’s business strategy. The Board as a whole is responsible for reviewing and approving the Company’s annual operating plan. In connection with that review, the Board typically inquires as to the greatest areas of risk associated with the annual operating plan and the Company’s operating model taken as a whole, and evaluates whether these risks are appropriately mitigated.

In addition, the Board’s committees, which meet regularly and report back to the Board, play significant roles in carrying out the Board’s risk oversight function. Company management also plays an important role in connection with risk management through the implementation and evaluation of effective internal controls and other internal processes.

The Board delegates to the Audit Committee responsibility for assisting the Board with several risk oversight functions, including oversight of:

•	the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices;
•	the Company’s systems of internal controls regarding finance and accounting compliance;
•	the independence and performance of the Company’s independent registered public accounting firm; and
•	the Company’s ethical compliance programs.

The Board delegates to the Compensation Committee responsibility for assisting the Board in the oversight of risks related to the Company’s compensation programs. The Compensation Committee is charged with understanding the risks and rewards associated with the Company’s compensation philosophy and ensuring that its various compensation the programs are aligned with the Company’s goals and objectives.

The Board delegates to the Nominating and Corporate Governance Committee authority to develop and implement the Company’s director nomination guidelines and to recommend nominees for election, ensuring that the Board contains the appropriate mix of experience, qualifications, attributes and skills necessary to effectively exercise its oversight function. The Nominating and Corporate Governance Committee also is responsible for developing and implementing the Company’s corporate governance guidelines.

Audit Committee

The Audit Committee reviews, acts on, and reports to the Board with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of the Company’s independent accountants. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

•	the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices;
•	the Company’s system of internal controls regarding finance and accounting compliance;
•	the independence and performance of the Company’s independent registered public accounting firm; and
•	the Company’s ethical compliance programs.

The Audit Committee performs all functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the NASDAQ Stock Market.

The current members of the Audit Committee are Messrs. Hamlin (Chairman), Harris, Rivero and Wix. Rules adopted by the NASDAQ and the SEC impose strict independence requirements for members of audit committees. In addition to meeting the NASDAQ’s tests for director independence, audit committee members must meet two further criteria set forth in the SEC’s rules. First, an audit committee member is barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. Second, an audit committee member may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. Each member of the Company’s Audit Committee meets these independence requirements, in addition to the independence criteria established by the NASDAQ. The Board has determined that Mr. Hamlin and Mr. Rivero are audit committee financial experts, as that term is defined under SEC rules.

The Audit Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. For further information on the Audit Committee, see the “Report of the Audit Committee” on page 37 in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the Company’s executive officers and approving compensation and human resource programs for the Company. The Compensation Committee determines the compensation of the Company’s CEO. In addition, the Compensation Committee has the following authority and responsibilities:

•	to approve the compensation of all executive officers other than the CEO with input from the CEO;
•	to review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans, equity-based plans, employment agreements and any severance arrangements or plans;

•	to administer the Company’s incentive compensation plans, equity-based plans and employee benefit plans;
•

to review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, and to review and discuss at least annually the relationship between risk management policies and practices and compensation;

•	to review director compensation for service on the Board and Board committees periodically and to recommend any changes to the Board; and
•	to periodically retain an outside consultant to review the Company’s compensation programs.

The current members of the Compensation Committee are Messrs. Harris (Chairman), Hamlin, Rivero and Wix. The Board has determined that the current members of its Compensation Committee satisfy all of the independence requirements of the NASDAQ’s listing standards.

On an annual basis, the Company completes a review of the policies and practices associated with all of its compensation programs, including its executive compensation programs. As part of this assessment, the Company considers it generally beneficial from a risk management standpoint that awards are heavily weighted towards annual profitability. Annual profitability is, in turn, based on the delivery of services for which fees are collected in a relatively short period of time which provides the Company with visibility into its financial results before the pay out of incentive awards. For 2017, the Company conducted, and the Compensation Committee reviewed, a risk assessment of its compensation programs and considered the extent to which its compensation policies and practices influence the behaviors of its executives and other employees with respect to taking business risks that could affect the Company. The Company believes that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. For further information on the Compensation Committee, see the “Compensation Committee Report” on page 13 in this proxy statement.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Wix (Chairman), Hamlin, Harris and Rivero. The Nominating and Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become members of the Board; and
•	recommending candidates for election or re-election to the Board.

The Nominating and Corporate Governance Committee selects and must approve by at least a majority vote all candidates to stand for election as directors. Pursuant to the Company’s bylaws, other candidates may also be nominated by any shareholder, provided each such other nomination is submitted in accordance with the procedures set forth in the bylaws. For a discussion of the requirements for including information with respect to a shareholder’s nominee in the Company’s proxy statement, see “Shareholder Proposals for the Annual Meeting in 2019” on page 45 of this proxy statement.

The Nominating and Corporate Governance Committee is also responsible for the development and implementation of the Company’s corporate governance guidelines. The Company’s corporate governance guidelines can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. The corporate governance guidelines implemented by the Nominating and Corporate Governance Committee contain criteria that the Committee employs to identify and recommend candidates to the Board. These criteria include:

•	personal and professional integrity;
•	the skills, business experience and industry knowledge useful in the oversight of the Company based on the perceived needs of the Company and the Board at any given time;
•	the ability and willingness to devote the required amount of time to the Company’s affairs, including preparation for and attendance at Board and committee meetings;
•	interest, capacity and willingness, in conjunction with the members of the Board, to serve the long-term interests of the Company and its shareholders; and
•	to the extent considered appropriate by the Board, whether a director candidate may be considered to be a “financial expert” as defined in relevant SEC rules

These qualities would be considered as they relate to any candidate, whether suggested by management or by one or more of the Company’s shareholders. With regard to the identification of director nominees, the Committee and the Board have always taken an approach that neither favors nor disfavors any particular color, race, creed, gender or other component of a nominee’s background such as skills and qualifications. The Board evaluates all candidates equally across all relevant factors and seeks members whose background, qualifications and skills will assist the Company in accomplishing its goals.

The Company’s corporate governance guidelines also contain stock ownership guidelines for the Company’s CEO and the outside members of the Board. Pursuant to these guidelines, the Company’s CEO is required to own a number of shares of the Company’s common stock equal in value to six times his annual base salary. Mr. Fernandez’s base salary for 2018 is $750,000. The Company’s outside Board members are required to own a number of shares of the Company’s common stock equal in value to three times their maximum annual cash compensation under the current Outside Director Compensation Program. For 2018, the maximum annual cash compensation is $40,000 for attendance at regularly scheduled Board and committee meetings. The Company’s CEO and its outside Board members (except Mr. Rivero) currently satisfy these requirements. Mr. Rivero will have until February 19, 2021 to meet the required level of stock ownership. The Company’s CEO and its outside Board members are required to purchase shares in the open market to satisfy these guidelines if necessary.  Once the guidelines are achieved, neither the CEO nor any outside Board member will be considered to be out of compliance with these guidelines due to fluctuations in the Company’s stock price.

The Company’s corporate governance guidelines also contain hedging restrictions that prohibit directors and officers of the Company from, directly or indirectly, engaging in hedging transactions with respect to securities of the Company. The Company’s corporate governance guidelines also contain pledging restrictions that prohibit directors and officers of the Company from pledging securities of the Company as collateral for a loan or otherwise using securities of the Company to secure a debt (e.g., to secure a margin loan) without the prior written approval of the Audit Committee. The Nominating and Corporate Governance Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/.

Other Matters

During the fiscal year ended December 29, 2017, the Board, Audit Committee and Compensation Committee each held 5 meetings and the Nominating and Corporate Governance Committee held 4 meetings. During that period, no director attended fewer than 75% of the total number of all meetings of the Board and any committee on which he served. The Company’s independent directors regularly meet as a group in executive session outside of the presence of management.

The Company’s shareholders may communicate with its Board members via written correspondence mailed to the Company’s corporate headquarters at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida 33131.

As is the case with all regularly scheduled meetings of the Board and its committees, all of the Company’s directors are expected to attend the annual meeting of shareholders in person. All of the Company’s directors attended the 2017 Annual Meeting of Shareholders.

The Company has adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company and complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. The Code of Conduct and Ethics reflects the Company’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of the Company’s Code of Conduct and Ethics can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. The Company intends to post amendments to or waivers from the Code of Conduct and Ethics that are applicable to the Company’s CEO, CFO or Controller on its website in accordance with SEC rules.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis below. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for its fiscal year ended December 29, 2017, and the Board has approved that recommendation.

Respectfully submitted,

Compensation Committee

John R. Harris, Chairman

Richard N. Hamlin

Robert A. Rivero

Alan T.G. Wix

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

The Committee’s objectives relating to compensation are to align the financial interests of its executives with those of its shareholders and to attract and retain highly qualified executives. The Company achieves these objectives by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives in the executive’s particular business unit or the Company as a whole. The Compensation Committee has adopted a “pay-for-performance” compensation program for the Company’s executive officers that rewards the achievement of both annual and long-term business objectives based on the improvement of operating performance, earnings growth and share value appreciation. Incentive equity earned based on the achievement of profitability targets then vests over a subsequent minimum three-year period and represents the long-term component of our executive compensation programs.  This vesting period, during which the value of our common stock can rise or fall based on Company performance places a premium on the execution of Company’s long-term strategy and further aligns our executives’ interests with those of our shareholders. The short-term and long-term components of the Company’s compensation programs require the Company’s executive officers to focus on the future growth and current profitability of the Company as well as on increasing shareholder value.

The main goals of the Company’s executive compensation programs are as follows:

•	to focus executives on critical business issues;
•	to ensure that the executive team has clear goals and accountability with respect to the Company’s financial performance;
•	to attract and retain executive talent;
•	to increase shareholder value; and
•	to provide significant incentive opportunities tied to the attainment of specific financial performance goals.

In order to attract, retain, and commit top executives to the fulfillment of superior performance results, the executive compensation programs are designed to provide superior pay opportunities in exchange for superior performance.

The Company believes that its compensation program supports its business strategies and directly links pay with performance results. The Company continues to observe what it believes to be its directly comparative pay market, which is other strategic consulting and business advisory organizations and professional services firms which are mostly of significantly greater size.

In order to assure that executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation periodically to determine whether any adjustments to specific compensation components should be implemented. In connection with this process, the Compensation Committee primarily considers the value of cash salary and incentive cash and stock compensation. These compensation components are even more meaningful since the Company does not provide any retirement benefits in any form including defined benefit, defined contribution or supplemental retirement plans for its executives.

The Compensation Committee also periodically reviews external market data on executive compensation in order to obtain a general understanding of current compensation practices. Prior to review and adjustment of executive management compensation for 2017, the Committee retained John Bloedorn, an independent compensation consultant formerly with Mercer who was involved with the development of the Company’s current executive compensation programs to gather relevant marketplace data on total compensation for similar executive positions. This data consisted of annual salary, short-term incentives, long-term incentives, and pay mix. Data was obtained from total compensation information of similarly sized publicly traded companies including a subset of the Company’s historical peer group and the most recent Institutional Shareholder Services peer group. In addition to Mr. Bloedorn’s analysis, the Board also considered the Company’s direct competitor group which consists of primarily private and much larger consulting groups such as McKinsey, Bain, BCG and the consulting arms of PwC, Deloitte, E&Y and KPMG. In reviewing external data, the Company does not engage in direct benchmarking to establish compensation levels or make specific compensation decisions for several reasons. The Company has a unique structure, set of skill requirements and differs from many of the larger size surveyed companies. Also, many of the Company’s peer competitors are either privately held or are consulting divisions of companies that are significantly larger than the Company, such as Bain, McKinsey, BCG, Accenture and the consulting groups of the Big Four accounting firms. These companies may not provide public data that can be used for comparative purposes. Instead, the Company reviews survey data to gain a better understanding of general compensation practices. In establishing executive compensation, the Committee takes into account a number of considerations, including individual and Company performance, experience, responsibilities, retention and the lack of a retirement benefits program. Periodic review of external market data is, however, considered to be a necessary point of reference. It is the Company’s preference that performance rather than benchmarking data drive executive compensation. Mr. Bloedorn’s overall conclusion confirmed the Committee’s belief that 2017 compensation levels were appropriate for the Company.

The Committee has determined that the consultants retained or consulted by the Committee and its advisers are independent and raise no conflict of interest concerns. Mr. Bloedorn does not provide any services to the Company other than those services for which it was retained by the Committee. See “Role of Consultants” below for additional information regarding the Compensation Committee’s use of external consultants in connection with the Company’s incentive compensation program.

The Elements of Executive Compensation at the Company

Overview

The Company’s executive compensation program applies to its three named executive officers, Messrs. Fernandez, Dungan, and Ramirez. This program rewards the Company’s named executive officers for the achievement of exceptional operating results by providing significant incentive opportunities tied to the attainment of specific financial performance goals. The design of the program has been substantially consistent since it was created by the Compensation Committee in 2005 based on recommendations from Mercer, a nationally recognized executive compensation consulting firm. The program consists of base salaries and cash and equity incentive opportunities that the Company believes are market competitive for companies of similar size within its industry. Historically, the executive compensation program has consisted of two primary elements: (1) annual compensation, consisting of base salaries and employee benefits; and (2) incentive compensation, in the form of performance-based cash awards and equity incentive grants issued in the form of restricted stock units which, after being earned through the achievement of performance targets, then vest over a three-year period.

Cash and equity bonuses are tied to the achievement of pro-forma diluted net earnings per share targets based on a Board-approved operating plan. Pro-forma diluted net earnings per share is defined as net income before income from discontinued operations, if applicable, and does not include restructuring costs or benefits, acquisition-related adjustments, non-cash stock compensation expense, including stock appreciation rights (“SARs”) expense, the amortization of intangible assets and includes a long-term effective cash tax rate. Pro-forma diluted net earnings per share is based on weighted average common and common equivalent shares outstanding. In addition, the Compensation Committee retains the right to exclude the impact of certain nonrecurring events from the pro-forma diluted net earnings per share calculation when, in the opinion of the Compensation Committee, inclusion would not accurately reflect the operating performance of the Company. The Company believes that pro-forma diluted net earnings per share is the best measure of true operating performance and therefore the most appropriate metric for determining incentive compensation.

On an annual basis, the Compensation Committee evaluates and establishes the threshold and target achievement levels for the Company’s incentive compensation program, which it refers to as “Commence,” “Goal” and “Superior.” If the Company’s performance falls short of the established goals for business growth, then the bonus compensation paid in connection with the program is reduced or no bonuses are paid at all. Payouts are interpolated if results fall between performance levels and extrapolated for performance exceeding the Superior level. The Company believes the targets established for the executive team, including the named executive officers, are challenging. This program has been in effect for thirteen years. In two of those years, no bonuses were paid to its executive team as the Commence performance target was not achieved. In four of those years, over which average pro-forma earnings per share growth exceeded 10%, a prorated bonus was paid based on results which were between the Commence and the Goal targets. In two of those years, over which average pro-forma earnings per share growth exceeded 26%, the Goal target was achieved. In five of those years, over which average pro-forma earnings per share growth exceeded 133%, the Company’s performance exceeded the Superior target. Excluding 2010, when pro-forma earnings per share growth was 476%, the average pro-forma earnings per share growth over the other four years in which Superior targets were achieved exceeded 47%.

The Compensation Committee targets an even balance between the cash and equity award opportunities included in the programs, weighting the equity component more heavily in the case of its CEO and COO. A key feature of the equity grants for the named executive officers is that performance-based awards also vest one third per year beginning on the first anniversary of the grant date. Performance-based grants issued to employees, other than the Company’s named executive officers, vest over a three or four-year period, based on the recipient’s individual compensation program. All restricted stock unit grants, other than those issued upon hiring, are issued based on the achievement of Company, practice or individual performance goals, or any combination thereof. Vesting is contingent on continued employment. The Company regards this vesting period as an important retention tool. More importantly, the Company believes that incentive compensation that is paid in the form of equity that vests over three years serves as a meaningful long-term incentive, the ultimate value of which is directly correlated to the price of the Company’s common stock. This rewards employees for increasing shareholder value. A heavier weighting on the incentive equity component ties a greater portion of the Company’s CEO and COO’s ultimate compensation to the ability to deliver increased shareholder value over the vesting period. To further ensure the alignment of the CEO’s interests with those of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines that require the CEO to own a number of shares equal in value to six times his annual base salary. The CEO is currently in compliance with this guideline.

Annual Compensation

Annual compensation consists of base salaries and employee benefits. These elements are intended to provide a degree of compensation certainty to the named executive officers by providing compensation that, unlike incentive compensation, is not contingent on the achievement of performance criteria.

Base Salaries

The salaries payable to the Company’s named executive officers are generally recommended to the Board by the Compensation Committee during the first quarter of each fiscal year. Each of the named executive officers is a party to an employment agreement that establishes a minimum salary level for the named executive officer. The employment agreements do not provide for any guaranteed increases to base salaries. Messrs. Fernandez, Dungan, and Ramirez’s base salaries in 2017 were $750,000, $525,000 and $300,000, respectively. The CEO’s base salary was last increased in 2005. The COO’s last salary increase was in 2006.

The Company believes the base salaries it currently pays to its named executive officers are at market competitive levels for companies of similar size within its industry. See the “Summary Compensation Table” on page 21 of this proxy statement and the related footnotes for additional information about base salaries.

Incentive Compensation

The Company’s annual incentive program reflects the Compensation Committee’s belief that a significant portion of the named executive officers’ compensation should be tied to company performance. For 2017, variable, non-guaranteed performance-based compensation paid to Messrs. Fernandez and Dungan represented 72% and 66%, respectively, of their total compensation. The annual incentive component of the Company’s compensation program consists of annual performance-based cash incentive awards and performance-based equity incentive grants in the form of restricted stock units that vest over a three-year period commencing on the first anniversary of the grant date. These performance-based cash and equity opportunities are tied to the achievement of pro-forma diluted net earnings per share targets based on a Board-approved operating plan. Each participant in the Company’s executive compensation program has target cash and equity incentive opportunities expressed as a percentage of salary. Cash and equity payouts are based on the dollar amount of the opportunity earned based on target levels achieved. For our CEO and COO the equity opportunities have historically been more heavily weighted than the cash opportunities, including 2017. Performance-based equity incentive awards earned expressed in a dollar amount are divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units, the value of which is ultimately determined by the Company’s stock price on the date of vesting.

Customary Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain customary employee benefits. For 2017, these benefits included health, dental and vision coverage, prescription drug plans, life insurance, flexible spending accounts, short-term and long-term disability insurance and a 401(k) plan. The Company covers approximately 60% of the total cost of the health benefits for its U.S.-based employees, including its named executive officers. In other geographies, the Company’s compensation and benefits packages vary by country and are based on market standards, local custom and legal requirements in the jurisdiction. The Company does not provide for any special retirement-related benefits, such as pensions or 401(k) contribution matches, for its senior executives.

No Perquisites

The Company does not provide any executive perquisites.

Role of Consultants

In 2017, the Committee retained John Bloedorn, an independent compensation consultant formerly with Mercer who was involved with the development of the Company’s current executive compensation programs to gather relevant marketplace data on total compensation for similar executive positions. This data consisted of annual salary, short-term incentives, long-term incentives, and pay mix. Data was obtained from total compensation information of similarly sized publicly traded companies, including a subset of the Company’s peer group established by Institutional Shareholder Services. An independent compensation consultant was not engaged in connection with the Compensation Committee’s approval of the 2018 executive compensation programs which are unchanged from 2017 except for the “Commence”, “Goal” and “Superior” target levels. See “Executive Compensation Decisions for 2018” on page 19 of this proxy statement.

Mr. Bloedorn’s overall conclusion confirmed the Committee’s belief that 2017 compensation levels were appropriate for the Company.

With respect to the 2017 review, the consultant did not perform any services on behalf of management and did not have any potential business conflicts that would affect its role as an independent advisor.

Shareholder “Say on Pay” Vote

In the “Say on Pay” vote provided by the Company at its 2017 annual meeting of shareholders, our shareholders approved the compensation of the Company’s executives as disclosed in the Company’s proxy statement for the meeting, with approximately 77% of the votes cast in favor. The Compensation Committee considered the results of this vote in setting the compensation of the Company’s named executive officers, and decided to maintain the Company’s current executive compensation programs for fiscal year 2018.

Executive Compensation Decisions for 2017

Base Salary

The Compensation Committee believes that the base salaries of the Company’s named executive officers remain at market competitive levels for companies of similar size within the Company’s industry. Accordingly, the Compensation Committee decided not to increase the named executive officers’ base salaries in 2017, and their base salaries will remain unchanged for 2018 as well.

Incentive Compensation

Each participant in the Company’s executive compensation program has cash and equity incentive opportunities expressed as a percentage of salary that are tied to specified performance targets. For 2017, variable compensation paid to Messrs. Fernandez, Dungan, and Ramirez in the form of cash and restricted stock units subject to a three-year vesting period represented 72%, 66%, and 49%, respectively, of their total compensation as reported in the Summary Compensation Table.

At its meeting held on February 17, 2017, the Compensation Committee reviewed and approved base salaries and cash and equity incentive plan targets and opportunities for the named executive officers, as well as for the Company’s other senior leaders. The Compensation Committee specifically approved a program for its named executive officers that would pay annual cash and equity bonuses in connection with the achievement of 2017 pro-forma diluted earnings per share performance targets. For 2017, the “Goal” and “Superior” targets established by the Compensation Committee were $1.05 and $1.13, respectively. These targets represented a 12% and 20% improvement over the Company’s prior year actual pro-forma diluted net earnings per share results, respectively. In light of its continued emphasis on performance-based compensation, instead of increasing base salaries, the Compensation Committee approved a 20% increase in the cash and equity incentive opportunities for our named executive officers for 2017.

2017 Performance Outcomes

In 2017, the Company generated net revenue, pro-forma EBITDA and pro-forma net earnings per share of $263.3 million, $48.9 million and $1.00 per share, respectively. The Company had net revenue growth in 2017 of 1.3% with corresponding pro-forma diluted net earnings per share growth of 6% and pro-forma EBITDA growth of 4%. In accordance with the targets established by the Compensation Committee, the Company’s actual 2017 pro-forma diluted net earnings per share resulted in the payment of 79% of the “Goal” level payout under the Company’s 2017 executive compensation plan.

Executive Compensation Decisions for 2018

At its meeting held on February 16, 2018, the Compensation Committee reviewed and approved 2018 base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the Company’s other senior leaders. Consistent with prior years, the Compensation Committee specifically approved a program for its named executive officers that, in addition to base salaries, would pay annual cash and equity incentive bonuses in connection with the achievement of specified 2018 performance targets. The Compensation Committee chose to retain the pro-forma diluted net earnings per share as the performance target in the 2018 program.

The Company’s Compensation Committee has once again established challenging performance targets for 2018. The Company’s pro-forma diluted net earnings per share must improve at least 15% from 2017 actual results in order for the named executive officers to earn their “Goal” cash and equity performance incentive awards. The Company’s pro-forma diluted net earnings per share must improve at least 23% from 2017 actual results in order for the named executive officers to earn their “Superior” cash and equity performance incentive awards.

Timing of Equity Incentive Plan Awards and Discretionary Equity Awards

The Company does not have a program, plan or practice to time equity awards, including option grants, to its named executive officers or directors in coordination with the release of material non-public information. The Company consistently presents to its Compensation Committee for approval all year-end cash and equity bonus awards based on the previous year’s results at the first Compensation Committee meeting of the year. However, the timing of this approval may be changed in the event of extraordinary circumstances. The Company’s equity plan expressly prohibits the repricing of options and SARs.

Tax and Accounting Considerations and Compensation Deductibility Policy

In evaluating compensation program alternatives, the Compensation Committee considered the potential impact on the Company of Section 162(m) of the Internal Revenue Code.  Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other named executive officers (“covered employees”). At the time that the Compensation Committee implemented the compensation programs for the 2017 fiscal year, Section 162(m) exempted qualifying performance-based compensation from the deduction limit if certain requirements were met.  However, this exception was repealed by the tax reform legislation signed into law on December 22, 2017, generally referred to as the Tax Cuts and Jobs Act.  In addition, the Tax Cuts and Jobs Act generally expanded the number of persons considered to be covered employees under Section 162(m), which expansion now includes the chief financial officer, among others, as a covered employee.  As a result, it is uncertain whether compensation that the Compensation Committee originally intended to be structured as performance-based compensation under Section 162(m), or compensation paid to the chief financial officer, will be deductible.

As a general matter, in making its previous compensation decisions for the Company’s covered employees, the Compensation Committee endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable under then-applicable law while maintaining competitive compensation. The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders, even if such approach results in certain amounts that may be payable in excess of $1 million to not be deductible under Section 162(m).

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, the Company can recoup, or “claw back,” those improper payments from the CEO and CFO. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) directed the SEC to craft new rules for recoupment in addition to that contained in the Sarbanes-Oxley Act. Notwithstanding the lack of final compensation recovery rules pursuant to Dodd-Frank, the Company adopted an Incentive Compensation Recoupment Policy that allows for the recovery from its current or former named executive officers of any erroneously awarded compensation in the three-year period prior to a restatement. A copy of the Company’s Incentive Compensation Recoupment Policy can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation Awards ($)(1)	Equity Incentive Compensation Awards ($)(1)(2)	Total ($)
Ted A. Fernandez	2017	750,000	712,296	1,210,903	2,673,199
(Chairman, Chief	2016	750,000	1,680,938	2,268,000	4,698,938
Executive Officer)	2015	750,000	1,833,375	1,215,300	3,798,675

David N. Dungan	2017	525,000	398,886	635,724	1,559,610
(Vice Chairman, Chief	2016	525,000	941,325	1,190,700	2,657,025
Operating Officer)	2015	525,000	1,026,690	638,295	2,189,985

Robert A. Ramirez	2017	300,000	142,459	142,459	584,918
(Executive Vice President	2016	300,000	274,125	274,125	848,250
Finance and Chief Financial Officer)	2015	300,000	294,450	294,450	888,900

(1)

See “Compensation Discussion and Analysis” on page 14 of this proxy statement for a discussion of how the cash (non-equity) incentive amounts are determined. Also see the “Grants of Plan-Based Awards” table on page 22 of this proxy statement for additional detail on cash and equity incentive compensation earned based on fiscal 2017 performance.

(2)

Amounts shown in this column are based on the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of grants of performance-based restricted stock units to the named executive officers in the applicable fiscal year.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2017

The following table sets forth information on the cash and equity grant awards issued to the named executive officers under the Company’s executive compensation plan for fiscal 2017.

Name	Grant Date	Cash (Non-Equity) Incentive Compensation Awards ($)	Equity (Restricted Stock Unit) Incentive Compensation (#)(1)	Grant Date Fair Value of Stock Awards ($)
Ted A. Fernandez	February 16, 2018	712,296	73,971	1,210,903
David N. Dungan	February 16, 2018	398,886	38,835	635,724
Robert A. Ramirez	February 16, 2018	142,459	8,702	142,459

(1)

See “Compensation Discussion and Analysis” on page 14 of this proxy statement for a discussion of the performance criteria and how awards are determined. One third of each equity grant vests annually beginning with the first anniversary of the grant date.

Equity Compensation Plan Information

The Company maintains The Hackett Group, Inc. 1998 Stock Option and Incentive Plan (the “Plan”) and The Hackett Group, Inc. Employee Stock Purchase Plan (the “ESPP”).

The table below sets forth the following information as of December 29, 2017 for (1) all compensation plans previously approved by the Company’s shareholders and (2) all compensation plans not previously approved by the Company’s shareholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants, rights and restricted stock units and the vesting of unvested restricted stock units;
•	The weighted-average exercise price of such outstanding options, warrants and rights; and
•

The number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of such outstanding options, warrants and rights and the vesting of restricted stock units.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)(3)
Restricted stock units issued under equity compensation plans approved by shareholders(1)	1,519,638	(5)	—	1,791,280	(2)
Stock options issued under equity compensation plans approved by shareholders(1)	180,167	(5)	4.00	438,278
Equity compensation plans not approved by shareholders	—		—	—
Total	1,699,805	(4)		2,229,558

(1)

The equity compensation plans approved by the Company’s shareholders are the Plan and the ESPP. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock, restricted stock units, stock options and SARs. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding, unvested and available for issuance under the Plan.

(2)	As of the Record Date, the number of shares available for issuance pursuant to awards of restricted stock or restricted stock units was 1,422,007.
(3)	This amount does not include 211,845 shares available for issuance under the ESPP.
(4)	Excludes 2,916,563 performance-based SARs with a weighted average exercise price of $4.00 and an average remaining life of 3.9 years that were vested as of the Record Date.
(5)

As of the Record Date, the number of issued and unvested restricted stock units was 1,170,996 and the number of outstanding stock options, both vested and unvested was 180,167. These stock options had a weighted average exercise price of $4.00 and an average remaining term of 4.0 years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised SARs, options and unvested restricted stock units for each named executive officer outstanding as of the end of fiscal 2017.

(Does not include equity awards granted after fiscal year-end. See the “Grants of Plan-Based Awards” table on page 22 of this Proxy Statement and “Executive Compensation Decisions for 2018” on page 19 of this proxy statement for information on payments and grants made following the 2017 fiscal year-end related to 2017 performance-based compensation.)

	Outstanding SAR Awards					Outstanding Restricted Stock Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable (#)		Number of Securities Underlying Unexercised SARs Unexercisable (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ted A. Fernandez	1,912,500	(1)	—	4.00	February 8, 2022	238,045	(3)	3,739,687
David N. Dungan	1,004,063	(2)	—	4.00	February 8, 2022	124,987	(4)	1,963,546
Robert A. Ramirez (6)	—		—	—	—	41,003	(5)	644,157

(1)	Includes 1,425,549 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs with an exercise price of $4.00.
(2)	Includes 748,414 net shares which could be acquired upon exercise of 1,004,063 vested performance-based SARs with an exercise price of $4.00.
(3)

Includes 238,045 performance-based restricted stock units granted in 2015, 2016 and 2017 for 2014, 2015 and 2016 fiscal year performance, respectively. In 2018, 116,225 of the restricted stock units will vest. Excludes 73,971, restricted stock units granted on February 16, 2018 for 2017 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2017” on page 18 of this proxy statement for more information about these restricted stock units.

(4)

Includes 124,987 performance-based restricted stock units granted in 2015, 2016 and 2017 for 2014, 2015 and 2016 fiscal year performance, respectively. In 2018, 61,026 of the restricted stock units will vest. Excludes 38,835, restricted stock units granted on February 16, 2018 for 2017 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2017” on page 18 of this proxy statement for more information about these restricted stock units.

(5)

Includes 41,003 performance-based restricted stock units granted in 2015, 2016 and 2017 for 2014, 2015 and 2016 fiscal year performance, respectively. In 2018, 22,548, of the restricted stock units will vest. Excludes 8,702, restricted stock units granted on February 16, 2018 for 2017 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2017” on page18 of this proxy statement for more information about these restricted stock units.

(6)	Excludes 100,000 vested performance-based stock options granted in 2012 to Mr. Ramirez with an exercise price of $4.00.

OPTION EXERCISES AND STOCK VESTED
(During fiscal year-ended December 29, 2017)

The following table sets forth information concerning each exercise of SARs or stock options, and each vesting of restricted stock units, for each named executive officer during fiscal 2017.

	SARs or Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ted A. Fernandez	—	—	97,377	1,620,353
David N. Dungan	—	—	51,129	850,787
Robert A. Ramirez	—	—	25,468	420,892

Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table

Mr. Fernandez

Mr. Fernandez entered into an employment agreement with the Company effective as of June 2, 1998. It was amended on November 10, 2004, June 10, 2005, December 30, 2008 and March 10, 2017. The agreement provides for a three-year term (with an automatic renewal for one additional year on each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement also contains certain confidentiality, non-competition and non-solicitation provisions. Mr. Fernandez’s employment agreement also includes the following provisions:

•

upon termination by the Company without cause, or upon termination by Mr. Fernandez for “good reason,” Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination for disability, Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination due to death, all issued and outstanding equity grants will immediately vest and or settle;

•

upon a change of control, upon termination, Mr. Fernandez will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants upon termination. The calculation of the change of control payment equals two hundred percent (200%) of Mr. Fernandez’ average total compensation for the three full fiscal years immediately preceding the change of control provided that if the change of control payment is based in any part on Mr. Fernandez’ compensation for fiscal year 2015, the equity-based bonus amount included in the total compensation for such fiscal years will be multiplied by a factor of two for purposes of determining amount of the change of control payment. The amendment also reflects that his equity bonus opportunities for 2015 were only fifty percent (50%) of historical levels; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 15 of this proxy statement.

Mr. Dungan

Mr. Dungan entered into an employment agreement with the Company effective as of December 26, 2001. It was amended on November 10, 2004, March 24, 2006, December 30, 2008 and March 10, 2017. Mr. Dungan’s agreement provides for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains certain confidentiality, non-competition and non-solicitation provisions. The agreement also includes the following provisions:

•	upon termination for disability, Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of any issued and outstanding equity grants;

•	upon termination due to death, all issued and outstanding equity grants;

•

upon a change of control, upon termination, Mr. Dungan will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants and no further payments would be due upon termination. The calculation equals to two hundred percent (200%) of Mr. Dungan’s average total compensation for the three full fiscal years immediately preceding the change of control provided that if the change of control payment is based in any part on Mr. Dungan’s compensation for fiscal 2015, the equity-based bonus amount included in the total compensation for such fiscal years shall be multiplied by a factor of two for purposes of determining amount of the change of control payment. The amendment also reflects that his equity bonus opportunities for 2015 were only fifty percent (50%) of historical levels; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 15 of this proxy statement.

Mr. Ramirez

Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement provided for a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and currently provides for an annual salary and bonus pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains provisions regarding confidentiality, non-competition and non-solicitation. The agreement also includes the following provisions:

•

if Mr. Ramirez is terminated by the Company without cause, or Mr. Ramirez terminates his employment with “good reason,” Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination;

•	if Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits;
•

if Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with “good reason,” in either case in anticipation of, in connection with or within one year after a “change of control” (as defined), his salary will be continued for one year, his benefits will be continued for one year (subject to cessation if Mr. Ramirez is entitled to similar benefits from a new employer) and all unvested issued and outstanding equity grants will immediately vest; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 15 of this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below quantify (in U.S. dollars) the potential payments upon termination or a change in control of the Company for each of the named executive officers actively employed by the Company at the end of fiscal 2017. All amounts are calculated assuming (i) a fiscal year-end 2017 termination date of December 29, 2017 and (ii) the price per share of the Company’s securities was the closing market price as of that date. These payments are subject to the terms of the employment agreements that are summarized under “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table” on page 26 of this proxy statement.

Mr. Fernandez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	750,000	—	750,000	—
Annual Bonus	—	712,296	—	712,296	—
Restricted Stock Units (unvested and accelerated)(1)	3,739,687	3,739,687	—	3,739,687	3,739,687
Change of Control Payment	—	—	—	—	7,796,642

Benefits and Perquisites:
Health Insurance Premiums	19,437	19,437	—	19,437	19,437
Life, Accidental Death and Disability Premiums	6,142	6,142	—	6,142	6,142
Life Insurance Premium	18,360	18,360	—	18,360	18,360
Gross-up Payment	—	—	—	—	—

Total	3,783,626	5,245,922	—	5,245,922	11,580,268

Mr. Dungan’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	525,000	—	525,000	—
Annual Bonus	—	398,886	—	398,886	—
Restricted Stock Units (unvested and accelerated)(2)	1,963,546	1,963,546	—	1,963,546	1,963,546
Change of Control Payment	—	—	—	—	4,454,358

Benefits and Perquisites:
Health Insurance Premiums	13,110	13,110	—	13,110	13,110
Life, Accidental Death and Disability Premiums	808	808	—	808	808
Life Insurance Premium	—	—	—	—	—
Gross-up Payment	—	—	—	—	—
					—
Total	1,977,464	2,901,350	—	2,901,350	6,431,822

Mr. Ramirez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	—	—	150,000	300,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)(3)	644,157	644,157	—	644,157	644,157
Benefits and Perquisites:
Health Insurance Premiums	19,041	19,041	—	19,041	19,041
Life, Accidental Death and Disability Premiums	4,223	4,223	—	4,223	4,223
Life Insurance Premium	10,557	10,557	—	10,557	10,557
Gross-up Payment	—	—	—	—	—

Total	677,978	677,978	—	827,978	977,978

(1)

Excludes the value of 1,425,549 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs outstanding at year end with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion.

(2)

Excludes the value of 748,414 net shares which could be acquired upon exercise of 1,004,064 vested performance-based SARs outstanding at year end with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion.

(3)

Includes value of 41,003 unvested restricted stock units outstanding at year end. The outstanding restricted stock units would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

In certain cases, the tax laws deny an income tax deduction for payments that are contingent upon a change in control. Benefits under the employment agreements will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Internal Revenue Code.

DIRECTOR COMPENSATION

Director Compensation for 2017

Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board or any of its committees. Each outside director receives an annual $40,000 cash retainer, paid quarterly. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The Company’s outside directors also receive an annual restricted stock unit grant equal in value to $72,000 on the date of grant. All restricted stock units granted under this program will vest in full on the one-year anniversary of the date of grant and will also vest upon involuntary termination of service, including change of control. Upon reaching ten years of service on the Board, outside director members receive a restricted stock unit grant equal in number of units to his or her annual service grant for that year. Beginning with grants that occurred in 2012, each of the Company’s outside directors is allowed to elect to defer the receipt of their shares upon vesting for three years, five years or until death, disability or termination of service on the Board.

Director Compensation for Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (1) ($)	Stock Option Awards (1)($)	Total ($)
Richard N. Hamlin	40,000	72,000	—	112,000
John R. Harris	40,000	72,000	—	112,000
Robert A. Rivero	40,000	72,000	—	112,000
Alan T.G. Wix	40,000	72,000	—	112,000

(1)

Amounts shown in this column are based on the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for restricted stock unit and stock option awards during fiscal 2017. The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year-end appears in the “Outstanding Director Equity Awards at 2017 Fiscal Year-End” table below.

Director Compensation for 2018

For 2018, the Company’s Outside Director Compensation Program will remain unchanged.

OUTSTANDING DIRECTOR EQUITY AWARDS
AT 2017 FISCAL YEAR-END

Name	Restricted Stock Unit Awards (unvested) (#) (2)		Stock Option Awards (exercisable/ unexercisable) (#)
Richard N. Hamlin	9,874	(1)	—
John R. Harris	12,910	(1)	—
Robert A. Rivero	7,371	(1)	—
Alan T.G. Wix	9,874	(1)	—

(1)

Does not include 4,398 restricted stock units granted on February 16, 2018, in connection with the Company’s Outside Director Compensation Plan, which vest on the first anniversary of the date of grant.

(2)	Outside Board members are subject to stock ownership guidelines. See “Nominating and Corporate Governance Committee” on page 10 of this proxy statement.

Compensation Committee Interlocks

The Compensation Committee consists of Messrs. Harris (Chairman), Hamlin, Rivero and Wix. No current or former member of the Compensation Committee is, or has ever been, an officer or employee of the Company. None of the Company’s directors and none of their family members are employed as an executive of another company where any of the Company’s executives serve on the compensation committee of which the director is an executive.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its shareholders an opportunity to indicate whether they support the named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as a “Say on Pay” vote, is not intended to address any specific item of compensation, but instead relates to the “Compensation Discussion and Analysis,” the tabular disclosures regarding named executive officer compensation, and the narrative disclosures accompanying the tabular presentation. These disclosures allow you to view the Company’s executive compensation program and the application of the Company’s compensation philosophies for the years presented. This advisory vote will be presented on an annual basis unless otherwise disclosed.

The Company’s primary objectives relating to executive compensation are to (1) align the financial interests of its executives with those of its shareholders by linking a substantial portion of each executive’s compensation to the achievement of financial objectives for the Company as a whole and (2) attract and retain highly qualified executives with salaries and incentive programs that are competitive with companies of similar or greater size within its industry.

The Company’s executive compensation programs, which focus on operating performance, earnings growth and share price appreciation, reflect the Company’s “pay for performance” approach to compensation. Annually, our executives have the opportunity to earn cash payouts and equity awards based on the achievement of pro-forma diluted net earnings per share growth targets specified by the Company’s Compensation Committee. Another key aspect of the executive compensation is that a meaningful part of total compensation is paid with performance-based restricted stock unit grants that not only requires the achievement of a performance-based target to earn the grant, but also has a three-year vesting period following the date of grant. The vesting requirement of the equity portion of the compensation program (1) extends the value of current year compensation program for an additional three-year period, (2) creates a strong incentive for the executives to increase shareholder value, and (3) serves as a powerful executive retention tool. This equity component is also essential to the compensation and retention of the Company’s executives since the Company does not provide retirement (pension or 401(k) match) benefits for its senior executives and offers no perquisites. Finally, our CEO and COO are significant shareholders which continues to provide an incentive for the CEO and COO to focus on share value appreciation in order to maximize the benefit of the vested awards.

In 2017, the Company generated net revenue, pro-forma EBITDA and pro-forma net earnings per share of $263.3 million, $48.9 million and $1.00 per share, respectively. The Company had revenue growth in 2017 of 1.3% with corresponding pro-forma diluted net earnings per share growth of 6% and pro-forma EBITDA growth of 4%. In accordance with the targets established by the Compensation Committee, the Company’s actual 2017 pro-forma diluted net earnings per share resulted in the payment of 79% of the “Goal” level payout under the Company’s 2017 executive compensation plan.

The Company’s Compensation Committee has once again established challenging performance targets for 2018. The Company’s pro-forma diluted net earnings per share must improve at least 15% from 2017 actual results in order for the named executive officers to earn their “Goal” cash and equity performance incentive awards. The Company’s pro-forma diluted net earnings per share must improve at least 23% from 2017 actual results in order for the named executive officers to earn their “Superior” cash and equity performance based incentive awards.

See “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement for more information regarding aspects of the Company’s executive compensation programs and the Compensation Committee’s decisions in respect of executive compensation in 2017. See also “Narrative Disclosure to

Summary Compensation Table and Plan-Based Awards Table” beginning on page 26 of this proxy statement for more information regarding the terms contained in the employment agreements of our Named Executive Officers.

For the reasons discussed in this proxy statement, including under “Compensation Discussion and Analysis” above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2:

APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of Messrs. Hamlin (Chairman), Harris, Rivero and Wix. The Audit Committee is composed of “independent” directors as defined in standards promulgated by the SEC and the NASDAQ. The Board determined that Messrs. Hamlin and Rivero are audit committee financial experts under the SEC rules. The Company’s Audit Committee is governed by a written charter. A copy of the Audit Committee Charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. All members of the Audit Committee share equally the responsibility for the performance of the functions set forth below.

The Audit Committee reviewed with RSM US LLP (“RSM”) all matters required to be discussed by AU Section No. 380 “The Auditor’s Communication with Those Charged with Governance” “Communications with Audit Committees,” as amended. In addition, the Audit Committee has discussed with RSM its independence from management and the Company, and it received the written disclosures and letter from RSM as required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with RSM the overall scope and plans for the Company’s audit. The Audit Committee meets with RSM, without management present when appropriate, to discuss the results of their quarterly reviews and annual examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 5 meetings during fiscal 2017.

The Audit Committee approved all audit and non-audit services provided by RSM in fiscal 2017, as described in “Pre-Approval of Non-Audit Services” below.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In performing its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 29, 2017 with management and with representatives of RSM. The Audit Committee also reviewed, and discussed with management and representatives of RSM, management’s assessment and report and RSM’s assessment and report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 29, 2017, filed with the SEC.

Pre-Approval of Non-Audit Services

All audit-related services, tax services and other services were approved by the Audit Committee, which concluded that the provision of such services by RSM was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policy for Pre-Approval of Non-Audit Services provides for pre-approval of audit-related, tax and other services specifically described by the Audit Committee in the policy on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. If the entire Audit Committee is not able to convene so that permitted non-audit services desired to be performed by the Company’s independent auditors can be reviewed and approved on a timely basis, the Audit Committee Chairman is authorized to approve such services and make a verbal report to the full Audit Committee as to the nature and cost of such services at the next Audit Committee meeting following such approval.

Respectfully submitted,

Audit Committee
Richard N. Hamlin, Chairman
John R. Harris
Robert A. Rivero
Alan T.G. Wix

PROPOSAL 3
TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2018

The Audit Committee of the Board has appointed RSM US LLP (“RSM”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 28, 2018. During fiscal year 2017, RSM served as the Company’s independent registered certified public accounting firm and also provided other audit-related services. See “Fees Paid to Independent Accountants” below.

The appointment of RSM is being presented to the shareholders for ratification. If the appointment is not ratified, the Audit Committee of the Board will consider whether it should select a different independent registered public accounting firm. The Company’s bylaws do not require that the shareholders ratify the appointment of RSM as its independent auditors. This proposal is being submitted to the shareholders because the Company believes it is a matter of good corporate practice. The Company expects that representatives of RSM will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Fees Paid To Independent Accountants

The following table sets forth fees for professional services provided by RSM and associated entities, including RMS International entities for the audit of the Company’s consolidated financial statements for fiscal years 2017 and 2016 and fees billed for audit-related services, tax services, and all other services rendered by RSM for fiscal years 2017 and 2016:

	2017	2016
Audit Fees(1)	$504,000	$473,200
Audit-Related Fees(2)	$13,000	$12,500
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—

(1)

Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of its quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Fees also include the report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Represents fees for services in connection with audits of the Company’s benefit plans, mergers and acquisitions and recently issued accounting pronouncements. 2016 excludes $15,000 of fees related to BDO USA, LLP consent on the 2014 audited financial statements which are to be included in the Company’s 2016 Annual Report on Form 10-K.

(3)	Represents fees for services provided in connection with the Company’s tax compliance.
(4)	Represents fees for services provided to the Company not otherwise included in the categories seen above.

If you are a beneficial owner of shares held on your behalf in “street name” by a broker or other nominee, and you do not provide your broker or other nominee with voting instructions, your broker or other nominee will have discretion to vote your shares with respect to this proposal. The proposal will be approved by the vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3:

TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any transaction which involves “related persons,” that is, parties whose relationship with the Company may enable them to negotiate terms more favorable than those available to other, more independent parties and all other transactions to the extent required by the NASDAQ or applicable law to be approved by an audit committee or comparable body. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•	any of the Company’s directors, nominees for director and executive officers;
•	any person known to be the beneficial owner of five percent or more of the Company’s common stock (a “5% Shareholder”); and
•	any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Shareholder.

The following related person transactions occurred during 2017 and 2018 on a year to date basis:

On February 24, 2017, the Company repurchased (i) 10,000 shares of its common stock from John Harris, a member of the Board of Directors of the Company and (ii) 1,517 shares of its common stock from Robert Rivero, a member of the Board of Directors at a price per share of $20.62.

On February 27, 2017, the Company repurchased (i) 40,000 shares of its common stock from Richard Hamlin, a member of the Board of Directors of the Company and (ii) 7,411 shares of its common stock from Alan Wix, a member of the Board of Directors at a price per share of $20.01.

On February 23, 2018, the Company repurchased (i) 5,854 shares of its common stock from Robert Rivero, a member of the Board of Directors of the Company and (ii) 8,357 shares of its common stock from Alan Wix, a member of the Board of Directors at a price per share of $18.32.

On February 23, 2018, the Company repurchased 15,000 shares of its common stock from Robert Ramirez, CFO of the Company, at a price per share of $18.34.

On February 26, 2018, the Company repurchased (i) 8,357 shares of its common stock from Richard Hamlin, a member of the Board of Directors of the Company and (ii) 15,000 shares of its common stock from John Harris, a member of the Board of Directors at a price per share of $18.34.

The repurchase transactions involving our directors were completed under a repurchase program for the Company’s outside directors which was approved by Audit Committee and were effected as part of the Company’s existing share repurchase program. The repurchase transaction involving Mr. Ramirez was approved by the Audit Committee and was effected as part of the Company’s share repurchase program.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 15, 2018 by:

•	each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock;
•	each of the named executive officers;
•	each director and nominee of the Company; and
•	all of the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(11)	Percent of Class (%)(11)
Ted A. Fernandez(1)(11)	3,592,056	12.3
David N. Dungan(2)(11)	1,503,291	5.1
Robert A. Ramirez(3)(11)	243,462	0.8
Richard N. Hamlin(4)(11)	52,446	*
John R. Harris(5)(11)	76,929	*
Robert A. Rivero(6)(11)	5,915	*
Alan T .G. Wix(7)(11)	31,731	*
Blackrock, Inc.(8)	2,688,007	9.2
Dimensional Fund Advisors LP(9)	1,710,019	5.9
The Vanguard Group(10)	1,302,732	4.5
All current directors and current named executive officers as a group (7 persons)	5,505,830	18.8

*	Represents less than 1%.
(1)

Includes 1,482,966 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion. Includes 195,792 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause. Includes 157,091 shares which are held in trust for the benefit of Mr. Fernandez’ children.

(2)

Includes 778,558 net shares which could be acquired upon exercise of 1,004,064 vested performance-based SARs with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion. Includes 102,796 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause. Includes 95,000 shares held in the Jeanine G. Dungan Trust dated August 5, 1998.

(3)

Includes 100,000 vested performance-based stock options. Includes 29,301 unvested restricted stock units that would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

(4)

Includes 5,916 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.

(5)

Includes 7,434 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes [•] vested restricted stock units of which Mr. Harris elected to defer receipt in connection with the Company’s Outside Director Compensation program.

(6)	Includes 5,915 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.
(7)	Includes 5,915 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.
(8)

The information reported is based on a Schedule 13G/A filed with the SEC on January 25, 2018 by BlackRock, Inc. (“BlackRock”). The statement discloses that, as of the date specified in the filing, BlackRock had sole voting power with respect to 2,588,821 shares of common stock and sole dispositive power with respect to 2,688,007 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. For additional disclosure regarding the persons affiliated with BlackRock and their voting and dispositive powers with regard to the Company’s common stock, please refer to the Schedule 13G/A filed with the SEC on January 25, 2018.

(9)

The information reported is based on a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional Fund”). The statement discloses that, as of date specified in the filing, Dimensional Fund had sole voting power with respect to 1,627,733 shares of common stock and sole dispositive power with respect to 1,710,019 shares of common stock. The address for Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746. For additional disclosure regarding the persons affiliated with Dimensional Fund and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on February 9, 2018.

(10)

The information reported is based on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group (“Vanguard”). The statement discloses that, as of date specified in the filing, Vanguard had sole voting power with respect to 45,612 shares of common stock and sole dispositive power with respect to 1,302,732 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. For additional disclosure regarding the persons affiliated with Vanguard and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on February 9, 2018.

(11)

The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying restricted stock units, options, SARs held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after March 15, 2018 (or upon the occurrence of an event, such as change of control, resignation for good reason, involuntary termination without cause, death or disability) are both deemed outstanding and included in the number of shares beneficially owned by such person. In calculating the number of shares underlying vested SARs, the Company assumed exercise with a Record Date closing price for the Company’s common stock of $17.81.  The vested SARs may be settled in cash or stock at the Company’s discretion. The Company also includes in these amounts all unvested but earned performance restricted stock units held by the its named executive officers and members of its Board as it believes this results in a more accurate representation of overall share ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon a review of filings with the SEC, the Company believes that all of its directors and executive officers complied during fiscal year 2017 with the reporting requirements of Section 16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2019

Any proposal or proposals by a shareholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders must be received by the Company no later than November 24, 2018, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2018 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Pursuant to the Company’s bylaws, all other shareholder proposals to be presented at the 2018 Annual Meeting of Shareholders must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than February 2, 2019 and not later than March 4, 2019. However, if the date of the 2019 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2018 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The shareholder’s notice with respect to such proposal must comply with the requirements set forth in the Company’s bylaws.

Similarly, shareholders may nominate director candidates, provided that such nominations must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than February 2, 2019 and not later than March 4, 2019. However, if the date of the 2019 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2018 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding annual meeting, then a shareholder wishing to nominate a director for the new position must deliver the notice not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made.

The shareholder’s notice nominating a candidate for director must set forth:

•

as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (together with the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the shareholder, as it appears on the Company’s books, and of the beneficial owner, the class and number of shares of the Company that are owned of record and beneficially by the shareholder and beneficial owner, respectively, and a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended December 29, 2017. For a copy of the Company’s Form 10-K, please contact Josie Estevez-Lugo at 1001 Brickell Bay Drive, 30th Floor, Miami, FL 33131, telephone (305) 375-8005, facsimile (305) 379-8810.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Frank A. Zomerfeld
Secretary

March 22, 2018

The Hackett Group World-Class Defined and Enabled IMPORTANT ANNUAL MEETING INFORMATION Admission Ticket C123456789 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2018. Vote by Internet • Go to www.investorvote.com/hckt • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • A Proposals — The Board recommends a vote FOR the nominees, FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold + 01 - David N. Dungan 02 - Richard N. Hamlin For Against Abstain For Against Abstain 2. To hold an advisory vote on executive compensation; 3. To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2018; and To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 3737571 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02SPTB

2018 Annual Meeting Admission Ticket 2018 Annual Meeting of The Shareholders of The Hackett Group, Inc. Wednesday, May 2, 2018 2:00 P.M. Local Time InterContinental Buckhead Hope Meeting Room 3315 Peachtree Rd Atlanta, Georgia, 30326 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement and The Company’s Annual Report on Form 10-K are available at: www.edocumentview.com/hckt • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — The Hackett Group, Inc. Notice of 2018 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting – May 2, 2018 Ted A. Fernandez or Robert A. Ramirez, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Hackett Group, Inc. to be held on May 2, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) The Hackett Group World-Class Defined and Enabled